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                 [LETTERHEAD OF MARTIN MARIETTA APPEARS HERE]



                                                                    Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------



 MARTIN MARIETTA ADOPTS
 SHAREHOLDER RIGHTS PLAN


 BETHESDA, Maryland, August 30, 1994 -- The board of directors of Martin Marietta Corporation has adopted a Shareholder Rights Plan. The Corporation will distribute one Common Stock Purchase Right for each outstanding share of the Corporation's common stock, the Rights being exercisable only if a person or group acquires 15% or more of Martin Marietta's common stock, or announces a tender offer for 30% or more of the common stock.

 The Rights will be distributed as soon as practicable after September 9, 1994, to stockholders of record as of the close of business on that date and attach to all shares issued thereafter until the earlier of the dates the Rights become exercisable, expire or are redeemed. The Rights distribution is not taxable to stockholders.

 When exercisable, each Right entitles stockholders to purchase one share of the Corporation's common stock (or other shares, securities or property, as the case may be, of equivalent value) at an exercise price of $ 190. The Corporation will be entitled to redeem the Rights at $.01 per Right up to and including the 10th business day after a 15% position has been acquired. The Rights will expire immediately prior to consummation of the transactions contemplated by the Agreement and Plan of Reorganization, dated as of August 29, 1994, among Parent Corporation, the Company and Lockheed Corporation, or if not consummated, then on September 9, 2004, unless extended by Martin Marietta's Board of Directors.

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 If the Corporation is acquired in a merger or other business combination transaction after the Rights become exercisable, each Right will entitle its holder, other than the holder who caused the triggering event to occur, to purchase, for the exercise price, a number of shares of the acquiring or surviving company's common stock having a market value of twice the exercise price. In addition, following the acquisition by a person or group of 15% or more of the Company's common stock, each holder of a Right, other than the holder who caused the triggering event to occur, will become entitled to purchase, for the exercise price, a number of shares of the Corporation's common stock (or other shares, securities or property, as the case may be,) having a market value of twice the exercise price. The Rights held by a person who caused the triggering event to occur will be exercisable, but without the two for one benefit described above.

 Details of the rights distribution will be mailed to stockholders.


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 0830/3094